INTERIORS, INC.
                              CONVERTIBLE DEBENTURE

$2,000,000.00                                                     March 23, 1999

      Interiors, Inc., a Delaware corporation (the "Company"), for value received, hereby promises to pay to DMB Property Ventures Limited Partnership, a Delaware limited partnership (the "Holder"), or to Holder's order, at 4201 North 24th Street, Phoenix, Arizona 85016, or at such other location as the Holder hereof shall notify the Company, on or before March 22, 2001, in lawful money of the United States of America, the principal sum of Two Million Dollars ($2,000,000.00), together with interest on the unpaid principal balance hereof (computed on the basis of a 365-day year and charged for the actual number of days elapsed) from the date hereof at the rate of ten percent (10%) per annum (the "Stated Interest"), payable as follows:

      1. On each June 30, September 30, December 31, and March 31, beginning June 30, 1999, the Company shall pay to the Holder hereof, in cash, an amount equal to Stated Interest then accrued on the outstanding principal balance hereof.

      2. The entire outstanding principal balance of this Convertible Debenture, and all accrued and unpaid Stated Interest, shall be due and payable in full on March 23, 2001 (the "Maturity Date"); however, the Company shall have the right, at any time prior to the Maturity Date or within 30 days of receipt of the Conversion Notice (as hereinafter defined), to purchase this Convertible Debenture from the Holder for the amount of $4,500,000 plus accrued and unpaid interest.

      A. Security/Prepayment

      This Convertible Debenture is unsecured. This Convertible Debenture may be prepaid in whole or in part at any time without premium or penalty. Any prepayments shall be applied first, to accrued and unpaid Stated Interest, and then to the principal balance of this Convertible Debenture.

      B. Conversion Rights

            1. Conversion Price: The Holder of this Convertible Debenture shall have the right at such Holder's option, at any time after the date hereof and until the maturity date of this Convertible Debenture, by written notice (the "Conversion Notice") to the Company, to convert the principal balance of this Convertible Debenture and accrued but unpaid Stated Interest into fully paid and nonassessable shares of Class A Common Stock of the Company, $.001 par value (the "Common Stock") (calculated to the nearest share) at the price of $2.00 per share (the "Conversion Price"), subject to adjustment as provided in Section B.2 below.

      The Company is not required to issue fractional shares upon any such conversion, but may make adjustment therefor in cash, the amount of which, at the option of the Holder, may be applied toward the purchase of an additional share of Common Stock at the Conversion Price.

Within three business days after receipt of the Conversion Notice, the Company shall issue and shall deliver to the Holder or its written order, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of this Convertible Debenture in accordance with the provisions of this Section B, together with cash in respect of any fractional interest in a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected on the date on which the Conversion Notice shall have been delivered to the Company, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record for the shares of Common Stock represented thereby.

            2. Adjustments to Conversion Price:

                  (a) Definitions. As used in this Section B.2, the following terms have the meanings indicated:

                  "Conversion Price" shall mean initially $2.00 and shall be adjusted from time to time pursuant to this Section B.2.

                  "Conversion Ratio" shall mean the ratio, as calculated as of any particular time, equal to $2.00 divided by the then applicable Conversion Price.

                  (b) Adjustments for Stock Dividends, Etc. In the event the Company at any time or from time to time after the issuance of this Convertible Debenture shall declare or pay any dividend on the Common Stock payable in Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock, then and in any such event, the Conversion Price shall be adjusted by multiplying the Conversion Price prior to the adjustment by the number of shares of Common Stock outstanding immediately prior to the effective time of such event and dividing the result by the number of shares of Common Stock outstanding immediately after the effective time of such event, effective in the case of a dividend, immediately after the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend, or in the case of a subdivision or combination, at the close of business immediately prior to the date upon which such corporate action becomes effective.

                  (c) Adjustments for Reorganizations, Reclassifications or Similar Events. Upon any capital reorganization, reclassification or similar event in which the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, then this Convertible Debenture shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of this Convertible Debenture shall have been entitled upon such reorganization, reclassification or other event.

                  (d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section B.2, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time by the Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect for this Convertible Debenture, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of this Convertible Debenture.

            3. Available Common Stock: The Company covenants that it will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issue upon conversion of this Convertible Debenture as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of this Convertible Debenture. The Company covenants that all shares of Common Stock which shall be so issuable shall, when issued upon such conversion, be duly and validly issued, fully paid and nonassessable and registered under the Securities Act of 1933, as amended. The issuance of certificates for Common Stock upon the conversion of this Convertible Debenture shall be made without cost or charge to the Holder hereof, and such certificates shall be issued in the name of such Holder or such Holder's designees.

      C. Transfer

      This Convertible Debenture is transferable by the registered holder hereof in person or by its attorney duly authorized in writing at the principal office of the Company, or at such other location as the Company shall notify the registered holder hereof.

      D. Defaults

      If any Event of Default (as defined below) occurs for any reason whatsoever, and whether such occurrence shall be voluntary or involuntary or effected by operation of law or otherwise, the Holder may, by notice to the Company, either (i) declare the principal of and accrued and unpaid Stated Interest on the Convertible Debenture then outstanding to be immediately due and payable and pursue all remedies against the Company at law, in equity or pursuant to that certain Purchase Agreement dated as of December 11, 1998 (the 'Purchase Agreement"), by and among the Company, the Holder and others, or (ii) immediately convert the Convertible Debenture into shares of Common Stock of the Company as of the last day of the month preceding the date of occurrence of the Event of Default. From and after an Event of Default, the unpaid principal balance and all accrued but unpaid Stated Interest shall thereafter bear interest at the rate of fifteen percent (15 %) per annum until paid in full. For purposes of this Convertible Debenture, the following shall constitute Events of
Default:

            1. Failure of the Company to pay the principal of the Convertible Debenture when and as the same shall become due and payable, whether at maturity or otherwise as herein provided, and such default continues for a period of five days;

            2. Failure of the Company to pay an installment of Stated Interest upon the Convertible Debenture when and as the same shall become due and payable, and such default continues for a period of five days;

            3. Failure by the Company to comply in all material respects with any of the other agreements or covenants contained in this Convertible Debenture or the Purchase Agreement, and such failure continues for a period of ten days after written notice has been given by the holder hereof to the Company;

            4. The adjudication of the Company as an insolvent or bankrupt by any court of competent jurisdiction;

            5. The entry of an order approving a petition seeking reorganization of the Company under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof;

            6. The appointment of a trustee or receiver of the Company or any or all of its material assets;

            7. The filing by the Company of a voluntary petition in bankruptcy; the consenting by the Company to the appointment of a receiver or trustee for any or all its material assets; the filing by the Company of a petition or answer seeking reorganization under the federal bankruptcy laws or any other applicable law or statue of the United States of America or any State thereof; or the filing by the Company of a petition to take advantage of any insolvency act;

            8. The failure of the Company generally to pay its material debts as they become due, excluding debts that the Company is contesting in good faith;

            9. The making by the Company of a general assignment for the benefit of its creditors; and

            10. Any material representation or warranty of the Company contained in the Purchase Agreement, this Convertible Debenture or in any certificate, statement or other writing furnished in connection therewith or pursuant thereto shall prove to be materially false or inaccurate or to have been materially false or inaccurate on the date as of which such representation or warranty was made, and shall materially and adversely affect the business, prospects, financial condition or results of operations of the Company.

      E. Miscellaneous

      The undersigned hereby waives diligence, demand, presentment for payment, notice of nonpayment, protest and notice of protest, and expressly agrees that this Convertible Debenture, or any payment hereunder, may be extended from time to time, all without in any way affecting the liability of the undersigned. The right to plead any and all statutes of limitations as a defense to any demand on this Convertible Debenture or to any agreement to pay the same is expressly waived to the extent permitted by law. In the event of default in any payment, the undersigned shall pay all costs and expenses of collection, including reasonable attorneys' fees. Time is of the essence in the performance of all obligations hereunder.

      The Company agrees to pay an effective rate of interest which is the rate provided for in this Convertible Debenture. Notwithstanding any provision herein or in any instrument now or hereafter securing this Convertible Debenture, the total liability for payments of interest and in the nature of interest shall not exceed the limits imposed by the usury laws of the State of Arizona. If the Holder receives as interest an amount which would exceed such limits, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance and not to the payment of interest, and if a surplus remains after full payment of principal and lawful interest, the surplus shall be remitted to the Company by the Holder and the Company hereby agrees to accept such remittance.

      The relationship of the Company and the Holder is one of debtor and creditor, and the parties acknowledge that it is not now, nor has it ever been, their intent to be partners or joint venturers.

      This Convertible Debenture shall be governed by and construed in accordance with Delaware law.

      IN WITNESS WHEREOF, the Company has caused this Convertible Debenture to be signed in its name by its President, and attested by its Secretary, on the date first above written.

                                         INTERIORS, INC.


                                         By:
                                             -----------------------------
                                             Max Munn, President

Attest:


------------------------------------
      Secretary